April 24, 2018 Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A. +1.317.276.2000 www.lilly.com For Release: Immediately Refer to: Mark Taylor; mark.taylor@lilly.com; (317) 276-5795 (Media) Kevin Hern; hern_kevin_r@lilly.com; (317) 277-1838 (Investors) Lilly Reports Strong First-Quarter 2018 Results, Raises EPS Guidance • First-quarter 2018 revenue increased 9 percent, driven primarily by the increased demand for new pharmaceutical products, while operating expenses declined 5 percent. • First-quarter 2018 earnings per share (EPS) grew to $1.16 (reported), or $1.34 (non-GAAP). • Pharmaceutical revenue in the first quarter of 2018 grew 11 percent. New pharmaceutical products, including Trulicity, Cyramza, Basaglar, Jardiance, Taltz, Lartruvo, Olumiant, and Verzenio, represented 25 percent of total revenue and drove 11 percent volume growth. • FDA Advisory Committee recommended the approval of baricitinib 2-mg, but not 4-mg, for the treatment of moderately-to-severely active rheumatoid arthritis. • Additional indication received in the U.S. for Verzenio; positive Phase 3 data readouts for Cyramza and Taltz. • The company has increased its 2018 EPS range to $4.52 to $4.62 on a reported basis and $5.10 to $5.20 on a non-GAAP basis. Eli Lilly and Company (NYSE: LLY) today announced financial results for the first quarter of 2018. $ in millions, except per share data First Quarter % 2018 2017 Change Revenue $ 5,700.0 $ 5,228.3 9% Net Income (Loss) – Reported 1,217.4 (110.8) NM Earnings (Loss) Per Share – Reported 1.16 (0.10) NM Net Income – Non-GAAP 1,406.1 1,039.6 35% EPS – Non-GAAP 1.34 0.98 37%

2 Certain financial information for 2018 and 2017 is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Non-GAAP measures exclude the items described in the reconciliation tables later in the release. The company’s 2018 financial guidance is also being provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company’s business. “Lilly delivered strong financial results in the first quarter, fueled by revenue growth of new products and continued productivity gains that together resulted in robust earnings growth and an improved financial outlook for the year,” said David A. Ricks, Lilly’s chairman and CEO. “We are in the early stages of a new growth era, driven by the strong uptake of our new products, ongoing margin expansion, and the momentum we are producing in our pipeline. Lilly remains poised to deliver more innovation for patients and increased value for stakeholders.” "While we are pleased that yesterday's FDA Arthritis Advisory Committee supported the efficacy of both the 2-mg and 4-mg doses of baricitinib, and recommended overall support for 2-mg, we are disappointed that the committee did not recommend approval of the 4-mg dose," said Daniel Skovronsky, M.D., Ph.D., senior vice president for clinical and product development and incoming president of Lilly Research Labs. "We are confident in the benefit-risk profile of both baricitinib 2-mg and 4-mg for the treatment of patients living with rheumatoid arthritis, supported by the clinical data generated to-date, and by the more than 40 countries in which both doses are approved. We'll continue to work with the FDA on this important application."

3 Key Events Over the Last Three Months Regulatory • The U.S. Food and Drug Administration’s (FDA) Arthritis Advisory Committee recommended approval of the 2-mg dose of baricitinib, a once-daily oral medication for the treatment of moderately-to-severely active rheumatoid arthritis for adult patients who have had an inadequate response or intolerance to methotrexate. While the Advisory Committee unanimously supported the efficacy of the 4-mg dose of baricitinib, it did not recommend approval of the 4-mg dose of baricitinib for the proposed indication based on the adequacy of the safety and benefit-risk profile. • The FDA approved, and the company launched, VerzenioTM (abemaciclib) in combination with an aromatase inhibitor as initial endocrine-based therapy for the treatment of postmenopausal women with hormone receptor-positive (HR+), human epidermal growth factor receptor 2-negative (HER2-) advanced or metastatic breast cancer. Clinical • The company announced additional results from a phase 3 study of Cyramza® (ramucirumab) in combination with docetaxel in patients with locally advanced or unresectable or metastatic urothelial carcinoma whose disease progressed on or after platinum-based chemotherapy. A positive trend was seen in the secondary endpoint of overall survival which did not reach statistical significance. The company previously announced that the trial met its primary endpoint of investigator-assessed progression-free survival. • The company announced top-line results from a Phase 3 study of Cyramza as a single agent in the second-line treatment of people with hepatocellular carcinoma, also known as liver cancer. The trial met its primary endpoint of overall survival as well as the secondary endpoint of progression-free survival. The company intends to initiate regulatory submissions in mid-2018. • The company announced that Taltz® (ixekizumab) met the primary and all key secondary endpoints in a Phase 3 study evaluating the safety and efficacy of Taltz for the treatment of ankylosing spondylitis (AS), also known as radiographic axial spondyloarthritis (axSpA). The company plans to submit for regulatory approvals pending additional data from the ongoing

4 Taltz development program later this year. Business Development/Other Developments • The company announced a global collaboration with Sigilon Therapeutics to develop encapsulated cell therapies for the potential treatment of type 1 diabetes. Under the terms of the agreement, Lilly will receive an exclusive worldwide license to Sigilon's Afibromer technology for islet cell encapsulation. Sigilon will receive an upfront payment of $63 million, and Lilly will make an undisclosed equity investment in Sigilon. First-Quarter Reported Results In the first quarter of 2018, worldwide revenue was $5.700 billion, an increase of 9 percent compared with the first quarter of 2017. The revenue increase was driven by a 4 percent increase due to the favorable impact of foreign exchange rates, a 3 percent increase due to higher realized prices, and a 2 percent increase due to volume. Revenue in the U.S. increased 8 percent, to $3.155 billion, due to increased volume for new pharmaceutical products, including Trulicity®, Basaglar®, Jardiance®, Verzenio, and Taltz, as well as higher realized prices, primarily for Cialis®, Humalog® , Strattera®, Basaglar, and companion animal products. The increase in revenue was partially offset by decreased volume due to loss of exclusivity for Strattera and Effient®, as well as decreased demand for Cialis and food animal products. Revenue outside the U.S. increased 11 percent, to $2.545 billion, largely due to the favorable impact of foreign exchange rates and increased volume for new pharmaceutical products, including Trulicity, Olumiant®, Taltz, Jardiance, and LartruvoTM. The increase in revenue was partially offset by lower realized prices for several pharmaceutical products, as well as decreased volume for Cialis. Gross margin increased 6 percent, to $4.129 billion, in the first quarter of 2018 compared with the first quarter of 2017. Gross margin as a percent of revenue was 72.4 percent, a decrease of 1.8 percentage points compared with the first quarter of 2017. The decrease in gross margin percent was

5 primarily due to the effect of foreign exchange rates on international inventories sold and, to a lesser extent, product mix, partially offset by higher realized prices and manufacturing efficiencies. Operating expenses in the first quarter of 2018, defined as the sum of research and development and marketing, selling, and administrative expenses, decreased 5 percent to $2.677 billion. Research and development expenses decreased 6 percent, to $1.177 billion, or 20.6 percent of revenue. This decrease was driven primarily by a $50.0 million charge in the first quarter of 2017 related to a collaboration with DEKA Research & Development Corp. Marketing, selling, and administrative expenses decreased 4 percent, to $1.500 billion, due to decreased expenses related to late life-cycle products, partially offset by increased expenses related to new pharmaceutical products. There were no acquired in-process research and development charges in the first quarter of 2018. In the first quarter of 2017, the company recognized an acquired in-process research and development charge of $857.6 million associated with the acquisition of CoLucid Pharmaceuticals. In the first quarter of 2018, the company recognized asset impairment, restructuring, and other special charges of $78.3 million. The charges are primarily associated with asset impairment and restructuring charges related to the decision to end Posilac® (rbST) production at the Augusta, Georgia manufacturing site. The company is continuing to explore options related to exiting the site. The company also incurred expenses associated with the ongoing review of strategic alternatives for the Elanco animal health business. In the first quarter of 2017, the company recognized asset impairment, restructuring, and other special charges of $213.9 million, primarily related to severance costs incurred as a result of actions taken to reduce the company’s cost structure, as well as integration costs related to the acquisition of Novartis Animal Health. Operating income in the first quarter of 2018 was $1.374 billion, compared to a loss of $17.1 million in the first quarter of 2017 that was primarily driven by the in-process research and development charge associated with the acquisition of CoLucid Pharmaceuticals. Higher operating income in the

6 first quarter of 2018 was also driven by higher gross margin, lower operating expenses, and lower asset impairment, restructuring and other special charges. Other income (expense) was income of $67.5 million in the first quarter of 2018, compared with income of $78.3 million in the first quarter of 2017. The effective tax rate was 15.5 percent in the first quarter of 2018. During the first quarter of 2017, the company incurred $172.0 million of income tax expense, despite earning $61.2 million of income before income taxes, as a result of the nondeductible $857.6 million acquired in-process research and development charge for the acquisition of CoLucid Pharmaceuticals. In the first quarter of 2018, net income (loss) and earnings (loss) per share were $1.217 billion and $1.16, respectively, compared with $(110.8) million and $(0.10), respectively, in the first quarter of 2017. The increases in net income (loss) and earnings (loss) per share were primarily driven by higher operating income. First-Quarter Non-GAAP Measures On a non-GAAP basis, first-quarter 2018 gross margin increased 5 percent, to $4.280 billion. Gross margin as a percent of revenue was 75.1 percent, a decrease of 2.7 percentage points compared with the first quarter of 2017. The decrease in gross margin percent was primarily due to the effect of foreign exchange rates on international inventories sold and, to a lesser extent, product mix, partially offset by higher realized prices and manufacturing efficiencies. Reflecting the company’s continued effort to reduce its cost structure, operating expenses were 46.9 percent of revenue in the first quarter of 2018, a reduction of 7.1 percentage points compared with the first quarter of 2017.

7 Operating income increased $363.3 million, or 29 percent, to $1.604 billion in the first quarter of 2018, due to higher gross margin and lower operating expenses. The effective tax rate was 15.9 percent in the first quarter of 2018, compared with 21.2 percent in the first quarter of 2017. The lower effective tax rate for the first quarter of 2018 was primarily due to U.S. tax reform enacted in December 2017, and, to a lesser extent, a net discrete tax benefit of approximately $23.0 million in the first quarter of 2018. In the first quarter of 2018, net income increased 35 percent, to $1.406 billion, and earnings per share increased 37 percent, to $1.34, compared with $1.040 billion and $0.98, respectively, in the first quarter of 2017. The increases in net income and earnings per share were primarily driven by higher operating income. For further detail of non-GAAP measures, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

8 First Quarter 2018 2017 % Change Earnings (loss) per share (reported) $ 1.16 $ (0.10) NM Amortization of intangible assets .12 .11 Asset impairment, restructuring and other special charges .06 .16 Acquired in-process research and development — .81 Inventory step-up costs associated with the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio — .01 Earnings per share (non-GAAP) $ 1.34 $ 0.98 37% Numbers may not add due to rounding.

Selected Revenue Highlights

(Dollars in millions)	First Quarter		
Established Pharma Products	2018	2017	% Change
Humalog	$ 791.7	$ 708.4	12%
Alimta®	499.6	489.9	2%
Cialis	495.4	533.6	(7)%
Humulin®	325.9	314.5	4%
Forteo®	313.2	347.5	(10)%
Cymbalta®	169.6	174.6	(3)%
Erbitux®	149.6	154.4	(3)%
Trajenta[(a)]®	141.1	113.0	25%
Strattera	130.7	196.2	(33)%
Zyprexa®	122.6	147.5	(17)%
Select Products Launched Since 2014			
Trulicity	678.3	372.9	82%
Cyramza	183.6	171.2	7%
Basaglar	166.0	46.0	261%
Jardiance[(b)]	151.0	74.0	104%
Taltz	146.5	96.6	52%
Lartruvo	64.4	42.1	53%
Olumiant	32.2	1.9	NM
Verzenio	29.7	—	NM
Subtotal	1,451.7	804.7	80%
Animal Health	761.3	769.4	(1)%
Total Revenue	5,700.0	5,228.3	9%

[(a)] Trajenta includes Jentadueto
[(b)] Jardiance includes Glyxambi® and Synjardy®
NM – not meaningful
Numbers may not add due to rounding

9

10 Selected Established Pharma Products Humalog For the first quarter of 2018, worldwide Humalog revenue increased 12 percent compared with the first quarter of 2017, to $791.7 million. Revenue in the U.S. increased 12 percent, to $504.1 million driven by higher realized prices due to changes in estimates to rebates and discounts and changes in payer segment mix, and, to a lesser extent, increased volume. Revenue outside the U.S. increased 11 percent, to $287.6 million, driven by the favorable impact of foreign exchange rates and, to a lesser extent, increased volume. Alimta For the first quarter of 2018, Alimta generated worldwide revenue of $499.6 million, which increased 2 percent compared with the first quarter of 2017. U.S. Alimta revenue increased 8 percent, to $245.3 million, driven by increased volume and, to a lesser extent, higher realized prices. Alimta revenue outside the U.S. decreased 3 percent, to $254.3 million, driven by competitive pressure and loss of exclusivity in several countries, partially offset by the favorable impact of foreign exchange rates. Cialis For the first quarter of 2018, worldwide Cialis revenue decreased 7 percent to $495.4 million. U.S. Cialis revenue was $313.4 million in the first quarter, a 6 percent increase compared with the first quarter of 2017, driven by higher realized prices, largely offset by decreased demand due to the entry of generic sildenafil. Cialis revenue outside the U.S. decreased 23 percent to $182.0 million, driven by the loss of exclusivity in Europe, partially offset by the favorable impact of foreign exchange rates. Humulin For the first quarter of 2018, worldwide Humulin revenue increased 4 percent compared with the first quarter of 2017, to $325.9 million. U.S. revenue increased 8 percent, to $221.6 million, driven by increased demand, partially offset by lower realized prices. Revenue outside the U.S. decreased

11 4 percent, to $104.3 million, driven by decreased volume, primarily due to buying patterns in China and, to a lesser extent, lower realized prices, partially offset by the favorable impact of foreign exchange rates. Forteo For the first quarter of 2018, worldwide revenue for Forteo was $313.2 million, a 10 percent decrease compared with the first quarter of 2017. U.S. revenue decreased 31 percent, to $122.1 million, primarily due to decreased volume from wholesale and retail buying patterns, and, to a lesser extent, lower realized prices. Revenue outside the U.S. increased 13 percent, to $191.1 million, driven by the favorable impact of foreign exchange rates and, to a lesser extent, increased volume. Selected Products Launched Since 2014 Trulicity First-quarter 2018 worldwide Trulicity revenue was $678.3 million, an increase of 82 percent compared with the first quarter of 2017. U.S. revenue increased 78 percent, to $528.2 million, primarily driven by higher demand as a result of growth in the GLP-1 class and increased share of market for Trulicity. Revenue outside the U.S. was $150.1 million, an increase of 96 percent, primarily driven by increased volume and, to a lesser extent, the favorable impact of foreign exchange rates. Cyramza For the first quarter of 2018, worldwide Cyramza revenue was $183.6 million, an increase of 7 percent compared with the first quarter of 2017. U.S. revenue was $68.3 million, an increase of 3 percent, driven by increased volume and higher realized prices. Revenue outside the U.S. was $115.3 million, an increase of 10 percent, driven by the favorable impact of foreign exchange rates and increased volume, partially offset by lower realized prices.

12 Basaglar For the first quarter of 2018, Basaglar generated worldwide revenue of $166.0 million. U.S. revenue was $126.7 million, an increase of $12.3 million compared with the fourth quarter of 2017, driven by increased demand due to Medicare Part D formulary access, partially offset by lower realized prices due to changes in estimates of rebates and discounts. Revenue outside the U.S. was $39.3 million, which was essentially flat compared with the fourth quarter of 2017. Basaglar is part of the company’s alliance with Boehringer Ingelheim, and Lilly reports total sales as revenue, with payments made to Boehringer Ingelheim for its portion of the gross margin reported as cost of sales. Jardiance The company’s worldwide Jardiance revenue during the first quarter of 2018 was $151.0 million, an increase of 104 percent compared with the first quarter of 2017. U.S. revenue increased 99 percent, to $95.0 million, driven by increased share of market for Jardiance and growth in the SGLT2 class. Revenue outside the U.S. was $56.0 million, an increase of 113 percent, primarily driven by increased volume and, to a lesser extent, the favorable impact of foreign exchange rates. Jardiance is part of the company’s alliance with Boehringer Ingelheim, and Lilly reports as revenue a portion of Jardiance’s gross margin. Taltz For the first quarter of 2018, Taltz generated worldwide revenue of $146.5 million. U.S. revenue was $111.2 million, a decrease of $31.3 million compared with the fourth quarter of 2017, driven by lower volume due to specialty pharmacy buying patterns, partially offset by higher demand, including an increase in new patient starts. Revenue outside the U.S. was $35.3 million, an increase of $5.3 million compared with the fourth quarter of 2017 due to continued uptake from new launches. Lartruvo For the first quarter of 2018, Lartruvo generated worldwide revenue of $64.4 million. U.S. revenue was $43.0 million, an increase of $1.5 million compared with the fourth quarter of 2017. Revenue

13 outside the U.S. was $21.4 million, an increase of $3.9 million compared with the fourth quarter of 2017. Olumiant For the first quarter of 2018, Olumiant generated worldwide revenue of $32.2 million, an increase of $9.2 million compared with the fourth quarter of 2017, reflecting strong launch uptake in Germany. Verzenio For the first quarter of 2018, Verzenio, a treatment for women with HR+, HER2- advanced breast cancer, generated U.S. revenue of $29.7 million, an increase of $8.7 million compared with the fourth quarter of 2017. Animal Health In the first quarter of 2018, worldwide animal health revenue totaled $761.3 million, a decrease of 1 percent compared with the first quarter of 2017. Worldwide food animal revenue decreased 7 percent, to $474.3 million, primarily driven by market access pressures. Worldwide companion animal revenue increased 10 percent, to $287.0 million, primarily driven by higher realized prices for several products, and, to a lesser extent, the favorable impact of foreign exchange rates. 2018 Financial Guidance The company has revised certain elements of its 2018 financial guidance on a reported and non- GAAP basis. Earnings per share estimates for 2018 are being increased to be in the range of $4.52 to $4.62 on a reported basis and $5.10 to $5.20 on a non-GAAP basis, to reflect company expectations of higher operating income and a lower effective tax rate.

14 2018 Expectations % Change from 2017 Earnings per share (reported) $4.52 to $4.62 NM Amortization of intangible assets .42 Asset impairment, restructuring and other special charges .11 Acquired in-process research and development .05 Earnings per share (non-GAAP) $5.10 to $5.20 19% to 21% Numbers may not add due to rounding The company now anticipates 2018 revenue between $23.7 billion and $24.2 billion. The increase from prior guidance is due to lower anticipated rebates and discounts in the U.S. as a result of lower expected Medicaid utilization and favorable payer mix for several products, as well as the impact of foreign exchange rates. Revenue growth is still expected to be driven by new products including Trulicity, Taltz, Basaglar, Jardiance, Verzenio, Cyramza, Olumiant and Lartruvo. The company now anticipates marketing, selling and administrative expenses in 2018 to be between $6.2 billion and $6.5 billion. The increase from prior guidance is primarily due to the impact of foreign exchange rates. The company now anticipates research and development expenses in 2018 to be between $5.2 billion and $5.4 billion. The increase from prior guidance is due to increased funding of pipeline opportunities and the impact of foreign exchange rates. The company now anticipates other income/expense in 2018 to be income between $75 million and $200 million. The 2018 effective tax rate is now expected to be approximately 17 percent on both a reported and a non-GAAP basis. The lower rate reflects a more favorable jurisdictional mix of earnings. The 2018

15 effective tax rate benefits from a lower corporate income tax rate, partially offset by the changes to certain business exclusions, deductions, credits and international tax provisions. The 2018 effective tax rate is subject to change based upon changes in the company's interpretations of the tax laws, along with subsequent regulations, interpretations, guidance, and accounting policy elections that the company continues to evaluate. The following table summarizes the company’s 2018 financial guidance: 2018 Guidance Prior Revised Revenue $23.0 to $23.5 billion $23.7 to $24.2 billion Gross Margin % of Revenue (reported) Approx. 73% Unchanged Gross Margin % of Revenue (non-GAAP) Approx. 75% Unchanged Marketing, Selling & Administrative $6.1 to $6.4 billion $6.2 to $6.5 billion Research & Development $5.0 to $5.2 billion $5.2 to $5.4 billion Other Income/(Expense) $75 to $175 million $75 to $200 million Tax Rate (reported) Approx. 18% Approx. 17% Tax Rate (non-GAAP) Approx. 18% Approx. 17% Earnings per share (reported) $4.39 to $4.49 $4.52 to $4.62 Earnings per share (non-GAAP) $4.81 to $4.91 $5.10 to $5.20 Capital Expenditures Approx. $1.2 billion Unchanged Non-GAAP adjustments are consistent with the earnings per share table above. Webcast of Conference Call As previously announced, investors and the general public can access a live webcast of the first- quarter 2018 financial results conference call through a link on Lilly’s website at www.lilly.com. The

16 conference call will be held today from 9 a.m. to 10:30 a.m. Eastern time (ET) and will be available for replay via the website. Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high- quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and voluntarism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. F-LLY This press release contains management’s current intentions and expectations for the future, all of which are forward- looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target”, “anticipate” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees that pipeline products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. With respect to the review of and any potential initial public offering, merger, sale, or retention of the Elanco animal health business, there can be no guarantee that the company will realize the expected benefits of the review or other strategic efforts or that the review or other strategic efforts will be completed on the anticipated timeline, if at all. The company’s results may also be affected by such factors as the timing of anticipated regulatory approvals and launches of new products; market uptake of recently launched products; competitive developments affecting current products; the expiration of intellectual property protection for certain of the company’s products; the company’s ability to protect and enforce patents and other intellectual property; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; regulatory compliance problems or government investigations; regulatory actions regarding currently marketed products; unexpected safety or efficacy concerns associated with the company’s products; issues with product supply stemming from manufacturing difficulties or disruptions; regulatory changes or other developments; changes in patent law or regulations related to data-package exclusivity; litigation involving current or future products; the extent to which third-party indemnification obligations relating to product liability litigation and similar matters will be performed; unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; changes in tax law and regulations, including the impact of tax reform legislation enacted in December 2017 and related guidance; changes in inflation, interest rates, and foreign currency exchange rates; asset impairments and restructuring charges; changes in accounting standards promulgated by the Financial Accounting Standards Board and the Securities and Exchange Commission (SEC); acquisitions and business development transactions and related integration costs; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

17 # # # Alimta® (pemetrexed disodium, Lilly) Basaglar® (insulin glargine injection, Lilly) Cialis® (tadalafil, Lilly) Cymbalta® (duloxetine hydrochloride, Lilly) Cyramza® (ramucirumab, Lilly) Effient® (prasugrel, Lilly) Erbitux® (cetuximab, Lilly) Forteo® (teriparatide of recombinant DNA origin injection, Lilly) Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim) Humalog® (insulin lispro injection of recombinant DNA origin, Lilly) Humulin® (human insulin of recombinant DNA origin, Lilly) Jardiance® (empagliflozin, Boehringer Ingelheim) Jentadueto® (linagliptin/metformin HCl, Boehringer Ingelheim) LartruvoTM (olaratumab, Lilly) Olumiant® (baricitinib, Lilly) Posilac® (recombinant bovine somatotropin, Lilly) Strattera® (atomoxetine hydrochloride, Lilly) Synjardy® (empagliflozin/metformin, Boehringer Ingelheim) Taltz® (ixekizumab, Lilly) Trajenta® (linagliptin, Boehringer Ingelheim) Trulicity® (dulaglutide, Lilly) VerzenioTM (abemaciclib, Lilly) Zyprexa® (olanzapine, Lilly) Eli Lilly and Company Employment Information March 31, 2018 December 31, 2017 Worldwide Employees 38,130 40,655

18 Eli Lilly and Company Operating Results (Unaudited) – REPORTED (Dollars in millions, except per share data) Three Months Ended March 31, 2018 2017 % Chg. Revenue $ 5,700.0 $ 5,228.3 9 % Cost of sales 1,571.3 1,347.9 17 % Research and development 1,176.9 1,258.3 (6)% Marketing, selling and administrative 1,500.0 1,567.7 (4)% Acquired in-process research and development — 857.6 NM Asset impairment, restructuring and other special charges 78.3 213.9 (63)% Operating income 1,373.5 (17.1) NM Net interest income (expense) (15.7) (14.0) Net other income (expense) 83.2 92.3 Other income (expense) 67.5 78.3 (14)% Income before income taxes 1,441.0 61.2 NM Income taxes 223.6 172.0 30 % Net income (loss) $ 1,217.4 $ (110.8) NM Earnings (loss) per share $ 1.16 $ (0.10) NM Dividends paid per share $ 0.5625 $ 0.52 8 % Weighted-average shares outstanding (thousands) 1,049,839 1,056,306 NM – not meaningful Beginning in 2018, pension and postretirement benefit cost components other than service costs are presented in other income (expense). As a result, comparable amounts for the three months ended March 31, 2017 have been reclassified to conform with this new presentation.

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017		
	GAAP Reported	Adjustments[c]	Non-GAAP Adjusted[a]	GAAP Reported	Adjustments[d]	Non-GAAP Adjusted[a]
Cost of sales	**$ 1,571.3**	$ (151.1)	$ 1,420.2	**$ 1,347.9**	$ (184.7)	$ 1,163.2
Operating expenses[b]	**2,676.9**	(1.3)	2,675.6	**2,826.0**	(1.8)	2,824.2
Acquired in-process research and development	**—**	—	—	**857.6**	(857.6)	—
Asset impairment, restructuring and other special charges	**78.3**	(78.3)	—	**213.9**	(213.9)	—
Income taxes	**223.6**	42.0	265.6	**172.0**	107.6	279.6
Net income (loss)	**1,217.4**	188.6	1,406.1	**(110.8)**	1,150.4	1,039.6
Earnings (loss) per share	**1.16**	0.18	1.34	**(0.10)**	1.09	0.98

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

Beginning in 2018, pension and postretirement benefit cost components other than service costs are presented in other income (expense). As a result, comparable amounts for the three months ended March 31, 2017 have been reclassified to conform with this new presentation.

(a) The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company's non-GAAP measures adjust reported results to exclude amortization of intangibles and items that are typically highly variable, difficult to predict, and/or of a size that could have a substantial impact on the company's reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company's ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

19

20 (b) Operating expenses include research and development and marketing, selling and administrative expenses. (c) Adjustments to certain GAAP reported measures for the three months ended March 31, 2018, include the following: (Dollars in millions, except per share data) Amortization (i) Other specified items(ii) Total Adjustments Cost of sales $ (151.1) $ — $ (151.1) Operating expenses (1.3) — (1.3) Asset impairment, restructuring and other special charges — (78.3) (78.3) Income taxes 29.9 12.1 42.0 Net income 122.5 66.2 188.6 Earnings per share – diluted 0.12 0.06 0.18 Numbers may not add due to rounding. The table above reflects only line items with non-GAAP adjustments. i. Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties. ii. Exclude charges primarily associated with asset impairment and restructuring charges related to the decision to end Posilac (rbST) production at the Augusta, Georgia manufacturing site, as well as expenses associated with the review of strategic alternatives for the Elanco Animal Health business.

21 (d) Adjustments to certain GAAP reported measures for the three months ended March 31, 2017, include the following: (Dollars in millions, except per share data) Amortization(i) IPR&D (ii) Inventory step-up(iii) Other specified items(iv) Total Adjustments Cost of sales $ (174.3) $ — $ (10.4) $ — $ (184.7) Operating expenses (1.8) — — — (1.8) Acquired in-process research and development — (857.6) — — (857.6) Asset impairment, restructuring and other special charges — — — (213.9) (213.9) Income taxes 55.2 — 3.6 48.7 107.6 Net income 120.8 857.6 6.7 165.2 1,150.4 Earnings per share 0.11 0.81 0.01 0.16 1.09 Numbers may not add due to rounding. The table above reflects only line items with non-GAAP adjustments. i. Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties. ii. Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs are related to the acquisition of CoLucid Pharmaceuticals. iii. Exclude inventory step-up costs associated with the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio. iv. Exclude charges related to severance costs incurred as a result of actions taken to reduce the company’s cost structure, as well as integration costs related to the acquisition of Novartis Animal Health.